Exhibit 23

Consent of Cherry, Bekaert & Holland, L.L.P.

The Board of Directors
Citizens South Banking Corporation
Gastonia, North Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of Citizens South Banking Corporation of our report dated March 3, 2007, related to the audits of the consolidated statements of condition as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the three year period ended December 31, 2006 and of our report dated March 3, 2007 on the effectiveness of internal control over financial reporting as of December 31, 2006 which are included in the December 31, 2006 Annual Report on Form 10-K of Citizens South Banking Corporation

/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 13, 2007